Exhibit 99.2

Explanation of Responses, Footnote 2:

Summary. Mr. Perlmutter owns 206,355 shares of shares of the common stock of Marvel Entertainment, Inc. (“Common Stock”) directly and, as described below, he may be deemed to own an additional 28,681,430 shares of Common Stock indirectly. Mr. Perlmutter holds not-yet-exercisable options to acquire an additional 1,264,354 shares of Common Stock.

Direct Ownership by Mr. Perlmutter. Mr. Perlmutter directly owns 206,355 currently outstanding shares of Common Stock. He also directly holds the following options, to purchase an aggregate of 1,264,354 shares of Common Stock:

(i)	Options, granted on March 2, 2009 and not currently exercisable, for the purchase of 514,354 shares of Common Stock at $25.86 per share. One-third of these options are scheduled to become exercisable on each of March 2, 2010, March 2, 2011, and March 2, 2012; and
(ii)	Options, granted on March 23, 2009 and not currently exercisable, for the purchase of 750,000 shares of Common Stock at $23.15 per share. One-third of these options are scheduled to become exercisable on each of March 23, 2010, March 23, 2011, and March 23, 2012.

The figures above exclude 166,667 shares subject to an option held by Mr. Perlmutter that expires on May 4, 2009, whose exercise price is $35 per share.

Indirect Ownership by Mr. Perlmutter. Indirectly, Mr. Perlmutter may be deemed to beneficially own 28,681,430 shares of Common Stock owned directly or indirectly by the Isaac Perlmutter Trust 01/28/1993, a Florida revocable trust (the “Perlmutter Trust”). The Perlmutter Trust is the sole stockholder of Object Trading Corp. and Zib, Inc. Object Trading Corp. and Zib, Inc. are Florida corporations.

Direct Ownership by the Perlmutter Trust. The Perlmutter Trust directly owns 10,364,105 shares of Common Stock.

Indirect Ownership by the Perlmutter Trust. Indirectly, the Perlmutter Trust may be deemed to beneficially own an additional 14,622,680 and 3,694,645 shares of Common Stock owned directly by Object Trading Corp. and Zib, Inc. respectively.